Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-4) and related prospectus of América Móvil, S.A.B. de C.V. and Radiomóvil Dipsa, S.A. de C.V., as guarantor, for the registration of U.S.$750,000,000 of 3.625% Senior Notes due 2015, U.S.$2,000,000,000 of 5.000% Senior Notes due 2020 and U.S.$1,250,000,000 of 6.125% Senior Notes due 2040 and to the incorporation by reference therein of our reports dated April 1, 2010, with respect to the consolidated financial statements of América Móvil, S.A.B. de C.V., and the effectiveness of internal control over financial reporting of América Móvil, S.A.B. de C.V., included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Mancera, S.C. A member practice of Ernst & Young Global /S/ OMERO CAMPOS SEGURA Omero Campos Segura

Mexico City, Mexico

July 15, 2010